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                                                                     EXHIBIT 4.8


                       SHARED TECHNOLOGIES CELLULAR, INC.
                        100 GREAT MEADOW ROAD, SUITE 104
                             WETHERSFIELD, CT 06109



                                            March 14, 2001

Mobile Investments LLC
960 Main Street
Hartford, CT  06103

         RE:      ADJUSTMENT OF SHARES TO MOBILE INVESTMENTS

Gentlemen:

         On the date hereof, Shared Technologies Cellular, Inc. (the "Company") has (i) issued to Mobile Investments LLC ("Mobile") Warrant No.: M-1 and Warrant
No.: M-2 representing 7,000,000, in the aggregate, of the Company's common stock (each, a "Warrant" and collectively, the "Warrants"), and (ii) delivered to Mobile a letter agreement (the "Agreement") entitled "Issuance of Warrants for 3,000,000 Shares of Shared Technologies Common Stock" of even date herewith by and between the Company and Mobile. Notwithstanding anything in the Warrants or the Agreement to the contrary, the Company and Mobile agree that the number of shares vested in each Warrant and the Agreement, respectively, at any given time shall be equal to (i) the number of shares stated in each Warrant or the Agreement, respectively, multiplied by, (ii) the fraction, the numerator of which shall be the total amount of funds loaned by Mobile to the Company and the denominator of which will be $5,000,000. Mobile will not be entitled to any increase in the number of shares reflected in each Warrant for any funds loaned by it to the Company in excess of $5,000,000. Monies received by Mobile as repayment of its loan to the Company shall not operate to reduce any vested shares reflected in the Warrants or the Agreement. If the total amount of funds loaned by Mobile to the Company exceeds $5,000,000, then the number of shares reflected in the Agreement shall be increased to reflect the difference between
(i) the amount calculated in accordance with the formula above and (ii) 7,000,000, and the Company will amend the Agreement, at the Company's sole cost and expense, to reflect such new amount.

         The Company further agrees that if the vesting conditions contained in the paragraph labeled "Warrants" set forth in that certain letter from Mobile to the Company dated March 14, 2001 do not occur on or prior to March 30, 2001 (or such other date as may be agreed to by the Company and Mobile), the Company will amend, to the extent necessary, each of the Warrants and the Agreement, at the Company's sole cost and expense, to reflect the actual number of shares represented in each such Warrant and the Agreement which have vested in accordance with the terms hereof.
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Mobile Investments LLC
March 14, 2001
Page 2


         Please acknowledge your agreement to the terms and conditions of this letter by signing in the space provided below. This letter may be executed in any number of counterparts, all of which taken together shall constitute one in the same instrument and any of the parties hereto may execute this letter by signing any such counterpart.



                                          Very truly yours,

                                          SHARED TECHNOLOGIES CELLULAR, INC.




                                          By:  /s/ Ismael Pinho
                                             -----------------------
                                               Name: Ismael Pinho
                                               Title: CFO
Accepted and Agreed:

MOBILE INVESTMENTS LLC

By: Oakes Fitzwilliams Executive Death
    Benefit & Retirement Scheme (No.2)
    (HLO), its Member



By:  /s/ Herbert L. Oakes, Jr.
     -------------------------
     Herbert L. Oakes, Jr.
     Trustee

     Dated: March 14, 2001